UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

Filed by Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[   ] Preliminary Proxy Statement

[   ] Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

[   ] Definitive Proxy Statement

[X] Definitive Additional Materials

[   ] Soliciting Material Pursuant to Sec. 240.14a-12

LIBERTY ALL-STAR GROWTH FUND, INC.

(name of Registrant as Specified in its Charter)

ALPS FUND SERVICES, INC.

Attn: Tane Tyler

1290 Broadway, Suite 1100

Denver, Colorado 80203

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

(set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

Liberty All-Star - DRAFT PROXY LITE MESSAGE

“Hello. This is William Parmentier, Jr., President and Chief Investment Officer of the Liberty All-Star Funds.

I am calling you because you are a shareholder of Liberty All-Star Growth Fund or Liberty All-Star Equity Fund.

Recently, you were sent proxy material concerning important proposals to be presented at a Special Shareholder Meeting to be held on September 30, 2011. The purpose of my call today is to encourage you to vote. Your vote is very important to us.

If you have recently voted, thank you for your participation. If you have not yet voted, we urge you to do so as soon as possible. Please refer to your proxy card for more detailed voting instructions, including the control number you will need to vote.

Our proxy solicitor, Broadridge Financial Solutions, will continue to call all shareholders who have not voted in an effort to answer any questions you may have regarding the proposals and assist you with casting your vote over the phone. Voting only takes a few moments.

You can vote quickly and easily by touch-tone phone, on the internet, or by mail. The details are in the proxy packages we have sent. If you have any questions, please call us at 1-877-708-3619

Please vote and thank you for your prompt attention to this matter.

Goodbye.”